                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 3)(1)

                     First Trust Value Line(R) Dividend Fund
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 Per Share
                     --------------------------------------
                         (Title of Class of Securities)

                                    33735A100
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 23, 2006
                                  -------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 56 Pages)

-------------------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 2 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,999,575
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,999,575
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,999,575
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 3 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ARTHUR D. LIPSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,000,575
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,000,575
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,000,575
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 4 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT HEDGED PARTNERS LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  909,010
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              909,010
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    909,010
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 5 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  143,000
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              143,000
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    143,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 6 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  947,565
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              947,565
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    947,565
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 7 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  722,100
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              722,100
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    722,100
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 8 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BENCHMARK PLUS PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  443,200
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              443,200
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    443,200
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 9 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BENCHMARK PLUS MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  722,100
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              722,100
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    722,100
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 10 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PARADIGM PARTNERS, N.W., INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    WASHINGTON
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  443,200
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              443,200
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    443,200
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 11 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ROBERT FERGUSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,165,300
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,165,300
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,165,300
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 12 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    SCOTT FRANZBLAU
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  722,100
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              722,100
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    722,100
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 13 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MICHAEL DUNMIRE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,165,300
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,165,300
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,165,300
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 14 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MATTHEW S. CROUSE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 15 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JAMES R. MERCHANT
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 16 of 56 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PHILIP COOPER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 17 of 56 Pages
----------------------                                    ----------------------

                  The following  constitutes Amendment No. 3 ("Amendment No. 3")
to the Schedule 13D filed by the  undersigned.  This  Amendment No. 3 amends the
Schedule 13D as specifically set forth.

         Item 2 is hereby amended and restated as follows:

                  (a)   This  statement  is filed by Western  Investment  LLC, a
Delaware  limited  liability  company  ("WILLC"),   Arthur  D.  Lipson,  Western
Investment Hedged Partners LP, a Delaware limited partnership ("WIHP"),  Western
Investment  Total Return Master Fund Ltd., a corporation  organized and existing under the laws of the  Cayman  Islands  ("WITR"),  Western  Investment  Activism
Partners LLC, a Delaware  limited  liability  company  ("WIAP"),  Benchmark Plus
Institutional  Partners,  L.L.C., a Delaware limited liability company ("BPIP"),
Benchmark Plus Partners,  L.L.C, a Delaware limited  liability  company ("BPP"),
Benchmark Plus Management, L.L.C., a Delaware limited liability company ("BPM"),
Paradigm  Partners,   N.W.,  Inc.,  a  Washington  corporation  ("PPNW"),  Scott
Franzblau,  Robert  Ferguson,  Michael  Dunmire,  Matthew  S.  Crouse,  James R.
Merchant and Philip Cooper. Each of the foregoing is referred to as a "Reporting
Person" and  collectively  as the  "Reporting  Persons."  Each of the  Reporting
Persons is party to that  certain  Joint  Filing and  Solicitation  Agreement as further  described  in Item 6.  Accordingly,  the  Reporting  Persons are hereby filing a joint Schedule 13D.

                  WILLC provides  recommendations  from time to time to BPIP and
BPP with respect to purchases and sales of Shares of the Issuer,  pursuant to an oral agreement between WILLC and BPIP, and between WILLC and BPP. Each of WILLC,
Mr.  Lipson,  WIHP,  WITR and WIAP disclaim  beneficial  ownership of the Shares beneficially owned by BPIP, BPP, BPM, PPNW, Mr. Franzblau,  Mr. Ferguson and Mr.
Dunmire.  Each of BPIP, BPM and Mr. Franzblau disclaim  beneficial  ownership of the Shares  beneficially owned by the other Reporting  Persons.  Each of BPP and
PPNW disclaim beneficial ownership of the Shares beneficially owned by the other
Reporting  Persons.  Each of Mr.  Ferguson and Mr. Dunmire  disclaim  beneficial ownership of the Shares beneficially owned by the other Reporting Persons,  with the exception of BPIP, BPM, BPP and PPNW.

                  WILLC has sole voting and investment power over WIHP's, WITR's and WIAP's security  holdings and Mr. Lipson, in his role as the managing member of WILLC, controls WILLC's voting and investment decisions.  BPM is the managing member of BPIP and  Messrs.  Franzblau,  Ferguson  and  Dunmire in their role as managing  members of BPM,  have sole voting and  investment  control over BPIP's security holdings.  PPNW is the managing member of BPP and Messrs.  Ferguson and
Dunmire,  in their role as the sole  officers and  directors  of BPP,  have sole voting and investment control over BPP's security  holdings.  Neither WILLC, Mr.
Lipson,  WIHP,  WITR nor WIAP has voting or dispositive  control over the Shares beneficially  owned by BPIP, BPP, BPM, PPNW, Mr. Franzblau,  Mr. Ferguson or Mr.
Dunmire.  Neither BPIP, BPM nor Mr. Franzblau, has voting or dispositive control over the Shares  beneficially owned by the other Reporting Persons.  Neither BPP nor PPNW has voting or dispositive control over the Shares beneficially owned by the other Reporting Persons.  Neither Mr. Ferguson nor Mr. Dunmire has voting or dispositive  control over the Shares  beneficially  owned by WILLC,  WIHP, WITR,
WIAP or Mr. Lipson.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 18 of 56 Pages
----------------------                                    ----------------------

                  (b)   The principal  business  address of WILLC,  WIHP,  WITR,
WIAP, Mr. Lipson and Mr. Crouse is 2855 East Cottonwood Parkway, Suite 110, Salt
Lake City, UT 84121.

                  The principal  business  address of BPIP,  BPM, BPP, PPNW, Mr.
Franzblau,  Mr.  Ferguson,  Mr. Dunmire and Mr. Merchant is 820 A Street,  Suite
700, Tacoma, WA 98402.

                  The principal business address of Mr. Cooper is 55 Old Bedford
Road, Lincoln, MA 01773.

                  (c)   The principal business of WILLC is acting as the general
partner,  managing  member or investment  manager,  as the case may be, of WIHP,
WITR and WIAP.  The  principal  occupation  of Mr.  Lipson is acting as managing member of WILLC.  The  principal  business of WIHP,  WITR and WIAP is acquiring, holding  and  disposing  of  investments  in various  companies.  The  principal occupation of Mr. Crouse is serving as a portfolio manager at WILLC.

                  The  principal  business  of BPIP is  acquiring,  holding  and disposing of investments in various companies.  The principal business of BPM is acting as the managing member of BPIP.

                  The  principal  business  of BPP  is  acquiring,  holding  and disposing of investments in various companies. The principal business of PPNW is acting as the managing member of BPP.

                  The  principal  occupation  of Mr.  Franzblau  is  acting as a managing member of BPM. The principal  occupation of Mr. Ferguson is acting as a managing  member of BPM and as the President and director of PPNW. The principal occupation of Mr. Dunmire is acting as a managing  member of BPM and as Chairman of the Board of PPNW. The principal occupation of Mr. Merchant is serving as the
Chief Financial Officer of BPM.

                  Mr. Cooper is a private investor.

                  (d)   No  Reporting  Person  has,  during the last five years,
been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e)   No  Reporting  Person  has,  during the last five years,
been  party  to a civil  proceeding  of a  judicial  or  administrative  body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment,  decree or final order enjoining future  violations of, or prohibiting or mandating  activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                  (f)   Messrs. Lipson,  Franzblau,  Ferguson,  Dunmire, Crouse,
Merchant and Cooper are citizens of the United States of America.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 19 of 56 Pages
----------------------                                    ----------------------

         Item 3 is hereby amended and restated as follows:

                  The  aggregate   purchase   price  of  the  1,999,575   Shares
beneficially   owned  by  WILLC  is   approximately   $29,460,922.   The  Shares
beneficially  owned by WILLC were acquired  with the working  capital of each of
WIHP,  WITR  and  WIAP.  The  aggregate  purchase  price of the  722,100  Shares beneficially owned by BPM is approximately $10,783,672.  The Shares beneficially owned by BPM were  acquired  with the  working  capital of BPIP.  The  aggregate purchase price of the 443,200 Shares beneficially owned by PPNW is approximately
$6,486,361. The Shares beneficially owned by PPNW were acquired with the working capital of BPP. The  aggregate  purchase  price of the 1,000  additional  Shares owned directly by Mr. Lipson is approximately $15,420. The Shares owned directly by Mr. Lipson were acquired with his personal funds.

         Item 4 is hereby amended to add the following:

                   On June 27, 2006,  Arthur D. Lipson delivered a letter to the
Issuer nominating Arthur D. Lipson, Matthew S. Crouse, Robert Ferguson, James R.
Merchant and Philip Cooper (collectively, the "Nominees"), as set forth therein, for  election as Trustees of the Issuer at the Issuer's  2006 annual  meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual
Meeting").  A copy of  this  letter  is  attached  hereto  as  Exhibit  2 and is incorporated herein by reference.

         Item 5(a) is hereby amended and restated as follows:

                  (a)   The  aggregate  percentage of Shares  reported  owned by
each person  named  herein is based upon  32,400,000  Shares  outstanding  as of
November  30,  2005,  as reported  in the  Issuer's  Form N-CSRS  filed with the
Securities and Exchange Commission on February 2, 2006.

                  As of the close of  business  on June 26,  2006,  WIHP,  WITR,
WIAP, BPIP and BPP beneficially  owned 909,010,  143,000,  947,565,  722,100 and
443,200 Shares,  respectively,  representing  2.8%,  0.4%,  2.9%, 2.2% and 1.4%, respectively,  of the Shares  outstanding.  WILLC  beneficially  owned 1,999,575
Shares,  constituting  approximately 6.2% of the Shares outstanding.  Mr. Lipson beneficially  owned 2,000,575  Shares,  constituting  approximately  6.2% of the
Shares   outstanding.   Mr.   Franzblau   beneficially   owned  722,100  Shares,
constituting approximately 2.2% of the Shares outstanding.  Messrs. Ferguson and
Dunmire beneficially owned 1,165,300 Shares,  constituting approximately 3.6% of the Shares outstanding.

                  As the general partner, managing member or investment manager, as the case may be, of WIHP, WITR and WIAP,  WILLC may be deemed to beneficially own the 1,999,575 Shares  beneficially  owned in the aggregate by WIHP, WITR and
WIAP. As the managing member of WILLC,  Mr. Lipson may be deemed to beneficially own the 1,999,575 Shares  beneficially owned by WILLC. As the managing member of
BPIP,  BPM may be deemed to  beneficially  own the 722,100  Shares  beneficially owned by BPIP. As the managing members of BPM, Messrs.  Franzblau,  Ferguson and
Dunmire may be deemed to  beneficially  own the 722,100  Shares owned by BPM. As the managing member of BPP, PPNW may be deemed to  beneficially  own the 443,200
Shares  beneficially  owned by BPP. As the sole  officers and directors of PPNW,

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 20 of 56 Pages
----------------------                                    ----------------------

Messrs.  Ferguson  and  Dunmire  may be deemed to  beneficially  own the 443,200
Shares beneficially owned by PPNW.

                  Currently,   none  of  Messrs.  Crouse,   Merchant  or  Cooper
beneficially owns any securities of the Issuer.

         Item 5(c) is hereby amended to add the following:

                  (c)   Schedule A annexed hereto lists all  transactions by the
Reporting  Persons in the  Issuer's  securities  effected  during the past sixty days. All of such transactions were effected in the open market.

         Item 6 is hereby amended to add the following:

                  On June 27, 2006,  Western  Investment Hedged Partners,  L.P.,
Western Investment Total Return Master Fund Ltd.,  Western  Investment  Activism
Partners LLC, Western  Investment LLC,  Benchmark Plus  Institutional  Partners,
L.L.C.,  Benchmark Plus  Management,  L.L.C.,  Benchmark Plus Partners,  L.L.C.,
Paradigm  Partners,  N.W.,  Inc.,  Arthur D. Lipson,  Matthew S.  Crouse,  Scott
Franzblau,  Michael Dunmire,  Robert Ferguson,  James Merchant and Philip Cooper
(collectively,  the  "Group")  entered  into a  Joint  Filing  and  Solicitation
Agreement  in which,  among other  things,  (a) the parties  agreed to the joint filing on behalf of each of them of  statements  on Schedule 13D with respect to the  securities  of the Issuer,  (b) the parties  agreed to vote in favor of the election of Arthur D. Lipson, Matthew S. Crouse, Robert Ferguson, James Merchant
and Philip Cooper (the  "Nominees") and to solicit  proxies or written  consents for the election of the Nominees,  or any other person(s) nominated by Arthur D.
Lipson as Trustees of the Issuer at the Annual Meeting (the "Solicitation"), and
(c) Western  Investment  LLC agreed to bear all expenses  incurred in connection with the Group's activities,  including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

         Item 7 is hereby amended to add the following Exhibits:

         Exhibit 2      Director  Nomination  Letter  from  Arthur D.  Lipson to
                        First Trust Value Line(R)  Dividend Fund, dated June 27,
                        2006.

         Exhibit 3      Joint  Filing and  Solicitation  Agreement  by and among
                        Western   Investment  Hedged  Partners,   L.P.,  Western
                        Investment  Total  Return  Master  Fund  Ltd.,   Western
                        Investment  Activism  Partners LLC,  Western  Investment
                        LLC,  Benchmark  Plus  Institutional  Partners,  L.L.C.,
                        Benchmark  Plus  Management,   L.L.C.,   Benchmark  Plus
                        Partners,  L.L.C., Paradigm Partners, N.W., Inc., Arthur
                        D. Lipson,  Matthew S. Crouse, Scott Franzblau,  Michael
                        Dunmire,  Robert  Ferguson,  James  Merchant  and Philip
                        Cooper, dated June 27, 2006.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 21 of 56 Pages
----------------------                                    ----------------------

                                   SIGNATURES

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   June 27, 2006          WESTERN INVESTMENT LLC

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                By: Western Investment LLC,
                                    Its General Partner

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                By: Western Investment LLC,
                                    Its Managing Member

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

                                By: Western Investment LLC,
                                    Its Investment Manager

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 22 of 56 Pages
----------------------                                    ----------------------

                                BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                                By: Benchmark Plus Management, L.L.C.,
                                    Its Managing Member

                                By: /s/ Scott Franzblau
                                    --------------------------------------------
                                Name: Scott Franzblau
                                Title: Managing Member

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name:  Robert Ferguson
                                Title: Managing Member

                                By: /s/ Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Managing Member

                                BENCHMARK PLUS MANAGEMENT, L.L.C.

                                By: /s/ Scott Franzblau
                                    --------------------------------------------
                                Name: Scott Franzblau
                                Title: Managing Member

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: Managing Member

                                By: /s/ Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Managing Member

                                BENCHMARK PLUS PARTNERS, L.L.C.

                                By: Paradigm Partners, N.W., Inc.
                                    Its Managing Member

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: President

                                By: /s/ Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Chairman of the Board

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 23 of 56 Pages
----------------------                                    ----------------------

                                PARADIGM PARTNERS, N.W., INC.

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: President

                                By: /s/ Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Chairman of the Board

                                /s/ Arthur D. Lipson
                                ------------------------------------------------
                                ARTHUR D. LIPSON

                                /s/ Scott Franzblau
                                ------------------------------------------------
                                SCOTT FRANZBLAU

                                /s/ Robert Ferguson
                                ------------------------------------------------
                                ROBERT FERGUSON

                                /s/ Michael Dunmire
                                ------------------------------------------------
                                MICHAEL DUNMIRE

                                /s/ Matthew S. Crouse
                                ------------------------------------------------
                                MATTHEW S. CROUSE

                                /s/ James R. Merchant
                                ------------------------------------------------
                                JAMES R. MERCHANT

                                /s/ Philip Cooper
                                ------------------------------------------------
                                PHILIP COOPER

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 24 of 56 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

                  Exhibit                                                 Page
                  -------                                                 ----

             1.   Joint  Filing  Agreement  by and  among  Western         --
                  Investment  LLC,   Arthur  D.  Lipson,   Western
                  Investment    Hedged    Partners   LP,   Western
                  Investment   Total  Return   Master  Fund  Ltd.,
                  Western   Investment   Activism   Partners  LLC,
                  Benchmark Plus Institutional  Partners,  L.L.C.,
                  Benchmark Plus Partners,  L.L.C., Benchmark Plus
                  Management,   L.L.C,  Paradigm  Partners,  N.W.,
                  Inc.,  Scott  Franzblau,   Robert  Ferguson  and
                  Michael   Dunmire,   dated   December  12,  2005
                  (previously filed).

            2.    Director Nomination Letter from Arthur D. Lipson      26 to 51
                  to First  Trust  Value  Line(R)  Dividend  Fund,
                  dated June 27, 2006.

            3.    Joint Filing and  Solicitation  Agreement by and      52 to 56
                  among Western Investment Hedged Partners,  L.P.,
                  Western  Investment  Total  Return  Master  Fund
                  Ltd., Western Investment  Activism Partners LLC,
                  Western    Investment   LLC,    Benchmark   Plus
                  Institutional Partners,  L.L.C.,  Benchmark Plus
                  Management,  L.L.C.,  Benchmark  Plus  Partners,
                  L.L.C., Paradigm Partners, N.W., Inc., Arthur D.
                  Lipson,  Matthew  S.  Crouse,  Scott  Franzblau,
                  Michael  Dunmire,   James  Merchant  and  Philip
                  Cooper, dated June 27, 2006.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 25 of 56 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

                 TRANSACTIONS IN THE COMMON STOCK OF THE ISSUER
                           DURING THE PAST SIXTY DAYS

Transaction                Quantity               Date                 Price ($)
-----------                --------               ----                 ---------

                    WESTERN INVESTMENT HEDGED PARTNERS, L.P.
   BUY                      3,000              06/23/2006               14.3143

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 26 of 56 Pages
----------------------                                    ----------------------

                                ARTHUR D. LIPSON
                           c/o WESTERN INVESTMENT LLC
                     2855 EAST COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                   June 27, 2006

BY FEDERAL EXPRESS

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532
Attn:  Corporate Secretary

         Re:      NOTICE OF  INTENTION TO NOMINATE  INDIVIDUALS  FOR ELECTION AS
                  TRUSTEES AT THE 2006 ANNUAL MEETING OF  SHAREHOLDERS  OF FIRST
                  TRUST VALUE LINE(R) DIVIDEND FUND

Dear Sir:

         This letter shall serve to satisfy the advance notice  requirements  of
Article III, Section 3(b) of the Bylaws, as amended and restated on December 13,
2005 (the "Bylaws"),  of First Trust Value Line(R) Dividend Fund ("First Trust")
as to the  nomination  by Arthur D. Lipson of five (5)  nominees for election as
Trustees  of First  Trust at the 2006 annual  meeting of  shareholders  of First
Trust,  or any other  meeting  of  shareholders  held in lieu  thereof,  and any adjournments,  postponements,  reschedulings or continuations thereof (the "2006
Annual Meeting").

         This  letter  and  all  Schedules  and  Exhibits  attached  hereto  are collectively  referred to as the  "Notice."  Arthur D. Lipson is the  beneficial owner of 2,000,575 shares of common stock, $.01 par value per share (the "Common
Stock"),  of First Trust,  1,000 shares of which are held of record by Arthur D.
Lipson.  Arthur D.  Lipson's  address,  as believed  to appear on First  Trust's books,  is Box 71869,  Salt Lake City,  Utah  84171-0869.  Through  this Notice,
Arthur D. Lipson  hereby  nominates  and  notifies you of his intent to nominate
Arthur D. Lipson,  Matthew S. Crouse,  Robert  Ferguson,  James R.  Merchant and
Philip  Cooper as nominees (the  "Nominees")  to be elected as Trustees of First
Trust at the 2006 Annual  Meeting.  Arthur D. Lipson  believes that the terms of five (5)  Trustees of First  Trust  expire at the 2006  Annual  Meeting.  To the extent  there are in excess of five (5)  Trustees  up for  election  at the 2006
Annual Meeting or First Trust  increases the number of Trustees  serving office,
Arthur D.  Lipson  reserves  the right to  nominate  additional  nominees  to be elected as Trustees at the 2006 Annual Meeting. Any additional  nominations made pursuant to the  preceding  sentence  are without  prejudice  to the position of
Arthur D.  Lipson  that any  attempt by First  Trust to  increase  the number of
Trustees  serving  office would  constitute  an unlawful  manipulation  of First
Trust's corporate machinery. If this Notice shall be deemed for any reason to be ineffective  with respect to the  nomination  of any of the Nominees at the 2006
Annual  Meeting,  or if any individual  Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining
Nominee(s) and as to any replacement Nominee(s) selected by Arthur D. Lipson.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 27 of 56 Pages
----------------------                                    ----------------------

         The information concerning the Nominees and the shareholder giving this
Notice required by Article III, Section 3(b) of the Bylaws is set forth below:

(i)      NAME,  AGE,  DATE OF BIRTH,  BUSINESS  ADDRESS,  RESIDENCE  ADDRESS AND
         NATIONALITY OF THE NOMINEES:

Name, Age, Date of Birth
and Nationality               Business Address                Residence Address
------------------------      ----------------                -----------------

Arthur D. Lipson              c/o Western Investment LLC      8011 S. Dazzling View Circle
Age: 63                       2855 E. Cottonwood Parkway      Salt Lake City, UT 84121
DOB: November 30, 1942        Suite 110
Nationality: USA              Salt Lake City, UT 84121

Matthew S. Crouse             c/o Western Investment LLC      3156 Old Ridge Circle
Age: 34                       2855 E. Cottonwood Parkway      Salt Lake City, UT 84121
DOB: November 11, 1971        Suite 110
Nationality: USA              Salt Lake City, UT 84121

Robert Ferguson               c/o Benchmark Plus              6135 Bayview Drive NE
Age: 49                       Management, L.L.C.              Tacoma, WA 98422
DOB: July 30, 1956            820 A Street, Suite 700
Nationality: USA              Tacoma, WA 98402

James R. Merchant             c/o Benchmark Plus              7917 35th Street W
Age: 46                       Management, L.L.C.              University Place, WA 98466
DOB: October 6, 1959          820 A Street, Suite 700
Nationality: USA              Tacoma, WA 98402

Philip Cooper                 55 Old Bedford Road             144 Sandy Pond Road
Age: 54                       Lincoln, MA 01773               Lincoln, MA 01773
DOB: July 18, 1951
Nationality: USA

(ii)     CLASS OR SERIES AND NUMBER OF SHARES OF FIRST  TRUST OWNED OF RECORD OR
         BENEFICIALLY BY EACH NOMINEE:

    Name             Class / Series                     Beneficial / Record Ownership
    ----             --------------                     -----------------------------
Arthur D. Lipson      Common Stock,         Mr. Lipson  beneficially  owns 2,000,575 shares
                      $.01 par value        of Common Stock consisting of 1,000 shares held
                                            directly  by Mr.  Lipson and  1,999,575  shares
                                            beneficially  owned by Western  Investment  LLC
                                            ("WILLC").   Mr.   Lipson   may  be  deemed  to
                                            beneficially own the 1,999,575 shares of Common
                                            Stock  beneficially owned by WILLC by virtue of
                                            his  ability to vote and dispose of such shares
                                            as the sole managing member of WILLC.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 28 of 56 Pages
----------------------                                    ----------------------

Matthew S. Crouse          N/A                                  None

Robert Ferguson       Common Stock,         Mr. Ferguson beneficially owns 1,165,300 shares
                      $.01 par value        of Common Stock  consisting  of 722,100  shares
                                            beneficially    owned   by    Benchmark    Plus
                                            Management,  L.L.C.  ("BPM") and 443,200 shares
                                            beneficially owned by Paradigm Partners,  N.W.,
                                            Inc.  ("PPNW").  Mr.  Ferguson may be deemed to
                                            beneficially  own the 722,100  shares of Common
                                            Stock beneficially owned by BPM and the 443,200
                                            shares  beneficially owned by PPNW by virtue of
                                            his  ability to vote and dispose of such shares
                                            as a managing  member of BPM and a principal of
                                            PPNW.

James R. Merchant          N/A                                  None

Philip Cooper              N/A                                  None

(iii)    WHETHER THE  SHAREHOLDER  GIVING THIS NOTICE BELIEVES ANY NOMINEE IS OR
         WILL BE AN  "INTERESTED  PERSON"  OF FIRST  TRUST,  AS  DEFINED  IN THE
         INVESTMENT  COMPANY ACT OF 1940,  AS AMENDED (THE "1940 ACT"),  AND, IF
         NOT AN  "INTERESTED  PERSON,"  INFORMATION  REGARDING EACH NOMINEE THAT
         WILL BE SUFFICIENT FOR FIRST TRUST TO MAKE SUCH DETERMINATION:

         Arthur  D.  Lipson  does  not  believe  any  Nominee  is or  will be an
         "interested  person" of First Trust, as defined in the 1940 Act. Arthur
         D. Lipson does not believe there is any relevant information other than the information  already set forth herein regarding any of the Nominees that would allow First Trust to make a determination to the contrary.

(iv)     THE WRITTEN AND SIGNED CONSENT OF EACH NOMINEE TO BE NAMED AS A NOMINEE
         AND TO SERVE AS A TRUSTEE IF ELECTED:

         The written and signed  consents of the  Nominees  named in this Notice and to be named as a nominee in any proxy  statement filed by Arthur D.
         Lipson and/or his affiliates in connection with the 2006 Annual Meeting and to serve as a Trustee  of First  Trust if so elected  are  attached hereto as Exhibit A.

(v)      THE DESCRIPTION OF AND TEXT OF THE PROPOSAL TO ELECT THE NOMINEES:

         The text of Arthur D.  Lipson's  proposal  to elect the  Nominees is as follows:

         "To elect Arthur D. Lipson,  Matthew S. Crouse, Robert Ferguson,  James
         R. Merchant and Philip Cooper as Trustees of First Trust, in opposition to First Trust's  incumbent  Trustees  whose terms expire at the Annual
         Meeting."

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 29 of 56 Pages
----------------------                                    ----------------------

(vi)     WRITTEN  STATEMENT OF THE REASONS WHY THE  SHAREHOLDER  SUBMITTING THIS
         NOTICE FAVORS THE PROPOSAL TO ELECT THE NOMINEES:

         Arthur D. Lipson  proposes to nominate  the  Nominees  for  election as
         Trustees at the 2006 Annual  Meeting as he believes the  Nominees  will work to maximize shareholder value.

(vii)    THE  CLASS  OR  SERIES  AND  NUMBER  OF  SHARES  OF FIRST  TRUST  OWNED
         BENEFICIALLY AND OF RECORD BY THE SHAREHOLDER GIVING THIS NOTICE:

         See Item (ii) above.

(viii)   ANY  MATERIAL  INTEREST  OF THE  SHAREHOLDER  GIVING THIS NOTICE IN THE
         MATTER PROPOSED:

         Arthur  D.  Lipson  does not have a  material  interest  in the  matter proposed herein except as otherwise set forth herein.

(ix)     REPRESENTATION  THAT THE  SHAREHOLDER  GIVING  THIS  NOTICE  INTENDS TO
         APPEAR IN PERSON OR BY PROXY AT THE 2006  ANNUAL  MEETING TO ACT ON THE
         MATTER PROPOSED:

         Arthur D.  Lipson  intends  to appear in person or by proxy at the 2006
         Annual Meeting to act on the matter proposed herein.

(x)      DESCRIPTION  OF  ALL   ARRANGEMENTS  OR   UNDERSTANDINGS   BETWEEN  THE
         SHAREHOLDER GIVING THIS NOTICE AND EACH NOMINEE AND ANY OTHER PERSON OR
         PERSONS  PURSUANT  TO  WHICH  THE  NOMINATIONS  ARE TO BE  MADE  BY THE
         SHAREHOLDER:

         On June 27, 2006,  Western  Investment Hedged Partners,  L.P.,  Western
         Investment Total Return Master Fund Ltd., Western  Investment  Activism
         Partners LLC,  Western  Investment  LLC,  Benchmark Plus  Institutional
         Partners,  L.L.C.,  Benchmark Plus Management,  L.L.C.,  Benchmark Plus
         Partners,  L.L.C.,  Paradigm  Partners,  N.W.,  Inc.,  Scott Franzblau,
         Michael  Dunmire and each of the Nominees  (collectively,  the "Group")
         entered into a Joint Filing and Solicitation  Agreement in which, among other things,  (a) the parties  agreed to the joint filing on behalf of each of  them  of  statements  on  Schedule  13D  with  respect  to the securities of First Trust,  (b) the parties  agreed to vote in favor of the election of the Nominees and to solicit proxies or written consents for the election of the Nominees,  or any other person(s)  nominated by
         Arthur D. Lipson as Trustees of First Trust at the 2006 Annual  Meeting
         (the "Solicitation"), and (c) Western Investment LLC agreed to bear all expenses incurred in connection with the Group's activities,  including approved expenses incurred by any of the parties in connection with the
         Solicitation, subject to certain limitations.

         The  information  contained in the Schedule 13D filed or to be filed by the  members  of the  Group  with  respect  to First  Trust  is  deemed incorporated  by  reference  herein  and  accordingly  all  information
         contained  in  this  Notice  is  deemed  to  be   supplemented  by  the
         information in the Schedule 13D.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 30 of 56 Pages
----------------------                                    ----------------------

         Other   than  as  stated   herein,   there  are  no   arrangements   or
         understandings  between  Arthur D. Lipson and each Nominee or any other person or persons  pursuant to which the nominations  described  herein are to be made,  other than the consents by the Nominees to be named as a  nominee  in this  Notice,  to be named  as a  nominee  in any  proxy statement filed by Arthur D. Lipson and/or his affiliates in connection with the 2006 Annual  Meeting and to serve as a Trustee of First Trust, if so elected.

(xi)     EVIDENCE  ESTABLISHING  INDIRECT OWNERSHIP OF, AND ENTITLEMENT TO VOTE,
         SHARES  BENEFICIALLY OWNED BY THE SHAREHOLDER GIVING THIS NOTICE AT THE
         2006 ANNUAL MEETING:

         See  brokerage  reports  attached  hereto as Exhibit B and the Schedule
         13D, as amended,  filed by certain members of the Group with respect to
         First Trust, attached hereto as Exhibit C. Since the filing of the last amendment to the  Schedule  13D on February  17, 2006,  there have been additional  transactions  in  securities of First Trust which appear on
         Schedule A hereto.

(xii)    ANY OTHER INFORMATION  REGARDING THE NOMINEES REQUIRED BY PARAGRAPHS A,
         D, E AND F OF ITEM 401 OF  REGULATION  S-K OR PARAGRAPH B OF ITEM 22 OF
         RULE 14A 101 OF  SCHEDULE  14A  UNDER  THE  EXCHANGE  ACT AND ANY OTHER
         INFORMATION  REGARDING  THE  NOMINEES AND THE  SHAREHOLDER  GIVING THIS
         NOTICE THAT WOULD BE REQUIRED TO BE DISCLOSED  IN A PROXY  STATEMENT OR
         OTHER FILINGS  REQUIRED TO BE MADE IN CONNECTION  WITH  SOLICITATION OF
         PROXIES FOR ELECTION OF TRUSTEES OR DIRECTORS PURSUANT TO SECTION 14 OF
         THE EXCHANGE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER:

         ARTHUR  D.  LIPSON  has  been  the  sole  managing  member  of  Western
         Investment LLC, a Delaware limited  liability  company that acts as the managing member,  general partner and investment  manager,  as the case may be, of Western Investment Hedged Partners, L.P., Western Investment
         Total Return Master Fund Ltd. and Western Investment  Activism Partners
         LLC (collectively, the "Funds"), since May 1997. The principal business of the Funds is  acquiring,  holding and  disposing of  investments  in various companies.  Mr. Lipson received a Master of Science degree from
         Columbia   University  and  a  Bachelor  of  Science  degree  from  the
         California Institute of Technology.

         MATTHEW  S.  CROUSE  has  served  as a  portfolio  manager  at  Western
         Investment LLC since February 2003.  From January 2002 to January 2003, he served as the Manager of Market  Risk  Control  for Duke  Energy,  a
         utility  company with an affiliated  real estate  operation.  From June
         2000 to December  2001, he served as  Manager/Director  of Research for
         The New Power Company, a retail energy supplier.  Mr. Crouse received a
         Ph.D. in Electrical  Engineering  from Rice  University and a Master of
         Business Administration degree from the University of Houston.

         ROBERT FERGUSON has served as a principal of Benchmark Plus Management,
         L.L.C., the managing member of Benchmark Plus  Institutional  Partners,
         L.L.C.  ("BPIP"),  since 1997.  BPIP is in the  business of  acquiring, holding and disposing of investments in various companies. Mr. Ferguson received a Master of  Business  Administration  degree from The Wharton
         School of  Business,  University  of  Pennsylvania  and a  Bachelor  of
         Science degree in Business Administration from Oregon State University.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 31 of 56 Pages
----------------------                                    ----------------------

         JAMES R.  MERCHANT has served as Chief  Financial  Officer of Benchmark
         Plus  Management,   L.L.C.,  the  managing  member  of  Benchmark  Plus
         Institutional Partners, L.L.C. ("BPIP"), since January 2004. BPIP is in the business of  acquiring,  holding and  disposing of  investments  in various  companies.  From June 2001 to January  2004,  he was a Manager
         with the  accounting  firm of Grant  Thornton,  LLP.  From July 1998 to
         March 2005,  Mr.  Merchant was the  Controller of Northwest  Leadership
         Foundation,  a  non-profit  urban  ministry.  He has also served as the
         Treasurer of Trinity  Presbyterian  Church in Tacoma,  Washington since
         November 2003. Mr. Merchant  received a Bachelor of Science degree from
         Stanford University.

         PHILIP  COOPER was a Managing  Director and Head of the Private  Equity
         Group of Goldman  Sachs Group,  Inc., a global  investment  banking and securities  firm,  from August 1996 to June 2004. He has been a private investor  since July 2004.  Mr.  Cooper  received a Bachelor of Science degree  from  Syracuse  University  and a Master of  Science  degree in
         Management from the Massachusetts Institute of Technology.

         The  following  table  sets  forth the  name,  address  and  beneficial ownership of securities of the  shareholder  giving this Notice as well as all the members of the Group.  Reference is made to the Schedule 13D filed and to be filed with the Securities  and Exchange  Commission for more information regarding the members of the Group.

    Name and Address                Class/Series                  Ownership
    ----------------                --------------                ---------
Western Investment Hedged           Common Stock,      909,010 shares owned beneficially.
Partners, L.P. ("WIHP")             $.01 par value
                                                       See Schedule A for all transactions
2855 East Cottonwood Parkway                           in  securities  of  First  Trust by
Suite 110                                              WIHP during the past 2 years.
Salt Lake City, Utah 84121

Western Investment Total Return     Common Stock,      143,000 shares owned beneficially.
Master Fund Ltd. ("WITR")           $.01 par value
                                                       See Schedule A for all transactions
2855 East Cottonwood Parkway                           in  securities  of  First  Trust by
Suite 110                                              WITR during the past 2 years.
Salt Lake City, Utah 84121

Western Investment Activism         Common Stock,      947,565 shares owned beneficially.
Partners LLC ("WIAP")               $.01 par value
                                                       See Schedule A for all transactions
2855 East Cottonwood Parkway                           in  securities  of  First  Trust by
Suite 110                                              WIAP during the past 2 years.
Salt Lake City, Utah 84121

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 32 of 56 Pages
----------------------                                    ----------------------

Western Investment LLC              Common Stock,      1,999,575 shares owned beneficially.
("WILLC")                           $.01 par value
                                                       As the  general  partner,  managing
2855 East Cottonwood Parkway                           member and investment  manager,  as
Suite 110                                              the case may be, of WIHP,  WITR and
Salt Lake City, Utah 84121                             WIAP,   WILLC   may  be  deemed  to
                                                       beneficially   own  the   1,999,575
                                                       shares of Common Stock owned in the
                                                       aggregate by WIHP, WITR and WIAP.

Arthur D. Lipson                    Common Stock,      2,000,575 shares owned beneficially.
                                    $.01 par value
                                                       Mr.  Lipson  may also be  deemed to
2855 East Cottonwood Parkway                           beneficially   own  the   1,999,575
Suite 110                                              shares of Common Stock beneficially
Salt Lake City, Utah 84121                             owned  by WILLC  by  virtue  of his
                                                       ability to vote and dispose of such
                                                       shares as the sole managing  member
                                                       of WILLC.

                                                       See Schedule A for all transactions
                                                       in securities of First Trust by Mr.
                                                       Lipson during the past 2 years.

Benchmark Plus Institutional        Common Stock,      722,100 shares owned beneficially.
Partners, L.L.C. ("BPIP")           $.01 par value
                                                       See Schedule A for all transactions
820 A Street, Suite 700                                in  securities  of  First  Trust by
Tacoma, Washington 98402                               BPIP during the past 2 years.

Benchmark Plus Management,          Common Stock,      722,100 shares owned beneficially.
L.L.C. ("BPM")                      $.01 par value
                                                       BPM may be deemed  to  beneficially
820 A Street, Suite 700                                own the  722,100  shares  of Common
Tacoma, Washington 98402                               Stock beneficially owned by BPIP by
                                                       virtue of its  ability  to vote and
                                                       dispose  of  such   shares  as  the
                                                       managing member of BPIP.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 33 of 56 Pages
----------------------                                    ----------------------

Benchmark Plus Partners,            Common Stock,      443,200 shares owned beneficially.
L.L.C. ("BPP")                      $.01 par value
                                                       See Schedule A for all transactions
820 A Street, Suite 700                                in securities of First Trust by BPP
Tacoma, Washington 98402                               during the past 2 years.

Paradigm Partners, N.W.,            Common Stock,      443,200 shares owned beneficially.
Inc. ("PPNW")                       $.01 par value
                                                       PPNW may be deemed to  beneficially
820 A Street, Suite 700                                own the  443,200  shares  of Common
Tacoma, Washington 98402                               Stock  beneficially owned by BPP by
                                                       virtue of its  ability  to vote and
                                                       dispose  of  such   shares  as  the
                                                       managing member of BPP.

Scott Franzblau                     Common Stock,      722,100 shares owned beneficially.
                                    $.01 par value
                                                       Mr.  Franzblau  may  be  deemed  to
820 A Street, Suite 700                                beneficially own the 722,100 shares
Tacoma, Washington 98402                               of Common Stock  beneficially owned
                                                       by BPIP by virtue of his ability to
                                                       vote and  dispose of such shares as
                                                       a managing  member of BPM, which in
                                                       turn  is  the  managing  member  of
                                                       BPIP.

Robert Ferguson                     Common Stock,      1,165,300 shares owned beneficially.
                                    $.01 par value
                                                       Mr.   Ferguson  may  be  deemed  to
820 A Street, Suite 700                                beneficially own the 722,100 shares
Tacoma, Washington 98402                               of Common Stock  beneficially owned
                                                       by BPIP by virtue of his ability to
                                                       vote and  dispose of such shares as
                                                       a managing  member of BPM, which in
                                                       turn  is  the  managing  member  of
                                                       BPIP.

                                                       Mr.  Ferguson may also be deemed to
                                                       beneficially own the 443,200 shares
                                                       of Common Stock  beneficially owned
                                                       by BPP by virtue of his  ability to
                                                       vote and  dispose of such shares as
                                                       a principal of PPNW,  which in turn
                                                       is the managing member of BPP.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 34 of 56 Pages
----------------------                                    ----------------------

Michael Dunmire                     Common Stock,      1,165,300 shares owned beneficially.
                                    $.01 par value
                                                       Mr.   Dunmire   may  be  deemed  to
820 A Street, Suite 700                                beneficially own the 722,100 shares
Tacoma, Washington 98402                               of Common Stock  beneficially owned
                                                       by BPIP by virtue of his ability to
                                                       vote and  dispose of such shares as
                                                       a managing  member of BPM, which in
                                                       turn  is  the  managing  member  of
                                                       BPIP.

                                                       Mr.  Dunmire  may also be deemed to
                                                       beneficially own the 443,200 shares
                                                       of Common Stock  beneficially owned
                                                       by BPP by virtue of his  ability to
                                                       vote and  dispose of such shares as
                                                       a principal of PPNW,  which in turn
                                                       is the managing member of BPP.

         For information regarding purchases and sales during the past two years of  securities  of First  Trust  by  Western  Investment  Institutional
         Partners  LLC, an entity  controlled  by Mr. Lipson that no longer owns any securities of First Trust,  please see Schedule A. Messrs.  Crouse,
         Ferguson, Merchant and Cooper have not purchased or sold any securities of First Trust during the past two years.

         Except  as set  forth  in this  Notice  (including  the  Schedules  and
         Exhibits hereto),  (i) during the past 10 years, no member of the Group
         has  been  convicted  in  a  criminal  proceeding   (excluding  traffic
         violations  or  similar  misdemeanors);  (ii) no  member  of the  Group directly or indirectly beneficially owns any securities of First Trust;
         (iii) no member of the Group owns any  securities  of First Trust which are owned of record but not  beneficially;  (iv) no member of the Group has purchased or sold any securities of First Trust during the past two years;  (v) no  part of the  purchase  price  or  market  value  of the securities  of  First  Trust  owned  by  any  member  of the  Group  is represented by funds borrowed or otherwise  obtained for the purpose of acquiring or holding such  securities;  (vi) no member of the Group is, or within the past year was, a party to any contract,  arrangements  or understandings  with any person with respect to any securities of First
         Trust,  including,  but not limited to, joint ventures,  loan or option arrangements,  puts or calls,  guarantees against loss or guarantees of profit,  division of losses or profits, or the giving or withholding of
         proxies;   (vii)  no   associate  of  any  member  of  the  Group  owns
         beneficially,  directly or  indirectly,  any securities of First Trust;
         (viii)  no  member  of  the  Group  owns   beneficially,   directly  or
         indirectly,  any securities of any parent or subsidiary of First Trust;
         (ix) no member of the Group or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of First  Trust's  last  fiscal  year,  or is a party to any  currently proposed transaction, or series of similar transactions, to which First
         Trust or any of its  subsidiaries was or is to be a party, in which the amount involved exceeds $60,000;  and (x) no member of the Group or any of his/its  associates has any  arrangement or  understanding  with any person  with  respect to any future  employment  by First  Trust or its affiliates,  or with respect to any future  transactions to which First
         Trust or any of its affiliates will or may be a party.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 35 of 56 Pages
----------------------                                    ----------------------

         As of June 27,  2006,  the  dollar  range of shares of Common  Stock of
         First Trust beneficially owned by each Nominee is as follows:

                                                           Aggregate Dollar Range of
                                                        Equity Securities in All Funds
                                                        to be Overseen  by Nominee in
                            Dollar Range of Equity        the First Trust Family of
   Name of Nominee         Securities in First Trust        Investment Companies*
----------------------    ---------------------------  --------------------------------
Arthur D. Lipson                 Over $100,000                  Over $100,000

Robert Ferguson                  Over $100,000                  Over $100,000

Matthew S. Crouse                None                           None

James R. Merchant                None                           None

Philip Cooper                    None                           None

         *If  elected as  Trustees,  the  Nominees  would not  oversee any other
         registered   investment  company  within  the  First  Trust  family  of investment companies.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 36 of 56 Pages
----------------------                                    ----------------------

                  Please  address  any   correspondence  to  Arthur  D.  Lipson,
         telephone (801)  942-7803,  facsimile (801) 942-1625 (with a copy to my counsel,  Olshan  Grundman Frome  Rosenzweig & Wolosky LLP, Park Avenue
         Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven
         Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222). The giving  of this  Notice is not an  admission  that any  procedures  for notice  concerning the nomination of Trustees of First Trust are legal, valid or binding,  and Arthur D. Lipson reserves the right to challenge their validity.

                                                   Very truly yours,

                                                   /s/ Arthur D. Lipson
                                                   -----------------------------
                                                   ARTHUR D. LIPSON

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 37 of 56 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

                 TRANSACTIONS IN THE COMMON STOCK OF FIRST TRUST

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

                    WESTERN INVESTMENT HEDGED PARTNERS, L.P.
      BUY                   3,600           11/05/2004              15.0079
      BUY                   4,400           11/08/2004              15.0010
      BUY                   8,300           11/11/2004              15.0546
      BUY                  10,000           11/12/2004              15.2347
      BUY                   4,000           11/18/2004              15.1229
      BUY                   2,000           11/22/2004              15.0563
      BUY                   2,300           11/23/2004              15.0574
     SELL                  12,900           12/31/2004              15.4588
     SELL                  18,600           12/31/2004              15.4590
     SELL                  72,100           12/31/2004              15.4510
      BUY                   1,900           02/16/2005              14.7600
      BUY                   1,800           02/25/2005              14.6380
      BUY                   1,300           03/07/2005              14.8744
      BUY                     900           03/08/2005              14.8700
      BUY                   1,000           03/22/2005              14.3400
      BUY                   5,000           03/22/2005              14.4800
      BUY                   1,000           03/23/2005              14.2800
      BUY                   2,800           03/24/2005              14.2400
      BUY                   1,000           03/28/2005              14.2200
      BUY                   3,000           03/31/2005              14.2900
      BUY                   1,000           04/05/2005              14.2700
      BUY                   4,400           04/06/2005              14.3848
      BUY                   7,500           04/07/2005              14.4130
      BUY                   2,900           04/22/2005              14.1179
      BUY                   7,000           05/10/2005              14.4500
      BUY                   5,000           05/11/2005              14.3500
      BUY                     900           05/31/2005              14.6000
      BUY                     600           06/07/2005              14.6300
      BUY                   1,800           06/14/2005              14.6611
      BUY                     700           06/15/2005              14.6700
      BUY                   1,150           07/25/2005              15.0600
      BUY                   2,800           08/02/2005              15.1649
      BUY                   1,100           08/03/2005              15.1990
      BUY                   5,000           10/04/2005              14.9148
      BUY                  14,100           10/05/2005              14.7670
      BUY                   4,900           10/06/2005              14.5947
      BUY                  23,100           10/07/2005              14.5602
      BUY                   6,500           10/10/2005              14.4974
      BUY                  26,900           10/11/2005              14.4817

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 38 of 56 Pages
----------------------                                    ----------------------

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

      BUY                   8,300           10/12/2005              14.3402
      BUY                  21,800           10/13/2005              14.2446
      BUY                  24,900           10/14/2005              14.2795
      BUY                  29,500           10/17/2005              14.3671
      BUY                  12,600           10/18/2005              14.3523
      BUY                     800           10/18/2005              14.3800
      BUY                   3,300           10/19/2005              14.3706
      BUY                  14,000           10/19/2005              14.3654
      BUY                     600           10/20/2005              14.4400
      BUY                   6,600           10/20/2005              14.4458
      BUY                  25,800           10/21/2005              14.3850
      BUY                     900           10/21/2005              14.3978
      BUY                  15,600           10/24/2005              14.5251
      BUY                  15,000           10/24/2005              14.4819
      BUY                  14,200           10/25/2005              14.5082
      BUY                   2,300           10/25/2005              14.5000
      BUY                  19,900           10/26/2005              14.5425
      BUY                   4,500           10/27/2005              14.4653
      BUY                  29,100           10/28/2005              14.5661
      BUY                   6,300           10/28/2005              14.5268
      BUY                  27,600           10/31/2005              14.7293
      BUY                   5,300           10/31/2005              14.7323
      BUY                   3,100           11/01/2005              14.6755
      BUY                  22,500           11/02/2005              14.7362
      BUY                   2,900           11/02/2005              14.8166
      BUY                   4,600           11/03/2005              14.8831
      BUY                   7,000           11/03/2005              14.8816
      BUY                  11,100           11/04/2005              14.7955
      BUY                  19,200           11/07/2005              14.8976
      BUY                   8,000           11/08/2005              14.8701
      BUY                     100           11/08/2005              14.9100
      BUY                  30,100           11/09/2005              14.9449
      BUY                   3,500           11/09/2005              14.9559
      BUY                  61,400           11/10/2005              14.9629
      BUY                     500           11/10/2005              15.0200
      BUY                  19,000           11/11/2005              15.0445
      BUY                   2,600           11/11/2005              15.0592
      BUY                   2,200           11/14/2005              15.0564
      BUY                   1,100           11/14/2005              15.0664
      BUY                  18,900           11/16/2005              14.9968
      BUY                     400           11/16/2005              15.0200
      BUY                  25,300           11/17/2005              15.0634
      BUY                   6,060           11/17/2005              15.0570
      BUY                  27,000           11/30/2005              15.3100

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 39 of 56 Pages
----------------------                                    ----------------------

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

      BUY                   2,300           11/30/2005              15.3205
      BUY                  32,900           12/01/2005              15.3527
      BUY                  45,000           12/02/2005              15.3907
      BUY                   4,300           12/05/2005              15.3563
      BUY                  70,000           12/05/2005              15.4127
      BUY                   9,000           12/19/2005              13.9006
      BUY                  34,700           12/21/2005              13.9012
      BUY                   5,300           12/27/2005              13.9465
      BUY                     100           12/29/2005              13.9300
     SELL                     100           01/09/2006              14.4045
      BUY                   3,000           06/23/2006              14.3143

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
      BUY                  61,550           11/28/2005              15.2300
      BUY                   3,900           11/30/2005              15.3205
     SELL                   1,600           11/30/2005              15.2982
      BUY                  26,900           11/30/2005              15.3100
     SELL                   2,900           12/01/2005              15.4056
      BUY                  35,800           12/01/2005              15.3527
     SELL                     385           12/02/2005              15.4045
      BUY                  45,700           12/02/2005              15.3907
      BUY                   2,300           12/05/2005              15.3900
      BUY                  79,700           12/05/2005              15.4127
     SELL                   7,000           12/05/2005              15.3944
      BUY                   4,400           12/05/2005              15.3563
      BUY                   7,900           12/06/2005              15.4142
      BUY                     500           12/06/2005              15.4500
     SELL                   4,200           12/06/2005              15.4208
      BUY                     300           12/07/2005              15.3217
     SELL                   6,800           12/07/2005              15.3047
     SELL                     600           12/08/2005              15.3393
      BUY                  30,600           12/09/2005              15.3349
      BUY                   5,000           12/12/2005              15.5046
     SELL                   5,000           12/12/2005              15.5193
      BUY                   3,100           12/12/2005              15.4439
      BUY                  10,200           01/03/2006              14.0198
      BUY                   3,500           01/26/2006              14.2964
      BUY                  44,900           01/27/2006              14.4059
      BUY                   7,200           01/30/2006              14.3489
      BUY                  29,500           01/30/2006              14.3675
      BUY                   5,000           01/31/2006              14.3020
      BUY                  56,300           01/31/2006              14.2840
      BUY                  43,700           02/01/2006              14.3173

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 40 of 56 Pages
----------------------                                    ----------------------

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

      BUY                   9,500           02/02/2006              14.2738
      BUY                  14,800           02/06/2006              14.1980
      BUY                   3,100           02/07/2006              14.1797
      BUY                  55,000           02/08/2006              14.1366
      BUY                  23,100           02/09/2006              14.2121
      BUY                  31,200           02/10/2006              14.1590
      BUY                  30,900           02/13/2006              14.1787
      BUY                  30,900           02/14/2006              14.2373
      BUY                  19,600           02/15/2006              14.3044
      BUY                  30,800           02/16/2006              14.3818
      BUY                  28,100           02/17/2006              14.4256
      BUY                   7,800           02/21/2006              14.4672
      BUY                  62,500           02/22/2006              14.5263
      BUY                  56,200           02/23/2006              14.5659
      BUY                   7,400           02/24/2006              14.5574
      BUY                  10,600           02/24/2006              14.5524
      BUY                   3,500           02/27/2006              14.5729
      BUY                  42,300           02/27/2006              14.5810
      BUY                     800           03/01/2006              14.4400

                WESTERN INVESTMENT TOTAL RETURN MASTER FUND, LTD.
     SELL                  13,200           12/22/2004              15.6800
     SELL                   3,200           12/31/2004              15.4564
      BUY                   4,500           11/15/2005              15.0902
      BUY                  22,500           11/15/2005              15.0652
      BUY                   3,300           11/18/2005              15.1297
      BUY                  30,700           11/18/2005              15.1105
      BUY                   7,700           11/21/2005              15.1910
      BUY                  21,500           11/21/2005              15.1977
      BUY                  47,900           11/22/2005              15.2399
      BUY                   4,900           01/04/2006              14.0220

                  WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
      BUY                   3,500           11/05/2004              15.0079
      BUY                   4,400           11/08/2004              15.0010
      BUY                   4,200           11/10/2004              15.0026
      BUY                   8,200           11/11/2004              15.0546
      BUY                  10,000           11/12/2004              15.2347
      BUY                   3,600           11/18/2004              15.1231
      BUY                   1,800           11/22/2004              15.0566
      BUY                   2,200           11/23/2004              15.0575
      BUY                  13,200           12/22/2004              15.6800

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 41 of 56 Pages
----------------------                                    ----------------------

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

     SELL                  21,400           12/31/2004              15.4506
     SELL                  37,900           12/31/2004              15.4509
      BUY                   1,800           02/16/2005              14.7600
      BUY                   1,800           02/25/2005              14.6380
      BUY                   1,200           03/07/2005              14.8744
      BUY                     800           03/08/2005              14.8700
      BUY                   1,000           03/22/2005              14.3400
      BUY                   5,000           03/22/2005              14.4800
      BUY                   1,000           03/23/2005              14.2800
      BUY                   2,800           03/24/2005              14.2400
      BUY                   1,000           03/28/2005              14.2200
      BUY                   3,000           03/31/2005              14.2900
      BUY                     500           04/01/2005              14.3980
      BUY                   1,000           04/05/2005              14.2700
      BUY                   4,300           04/06/2005              14.3848
      BUY                   7,400           04/07/2005              14.4130
      BUY                   2,900           04/22/2005              14.1179
      BUY                   7,000           05/10/2005              14.4500
      BUY                   5,000           05/11/2005              14.3500
      BUY                   4,000           05/11/2005              14.3700
      BUY                   2,000           05/17/2005              14.3600
      BUY                     900           05/31/2005              14.6000
      BUY                     500           06/08/2005              14.6200
      BUY                   1,800           06/14/2005              14.6611
      BUY                   1,150           07/25/2005              15.0600
      BUY                   2,700           08/02/2005              15.1649
      BUY                   1,000           08/03/2005              15.1990
     SELL                  61,550           11/28/2005              15.2300

                         BENCHMARK PLUS PARTNERS, L.L.C.
      BUY                   2,700           08/11/2005              15.0082
      BUY                   1,600           08/17/2005              14.9187
      BUY                   7,300           08/18/2005              14.8649
      BUY                  22,800           08/24/2005              14.8988
      BUY                   1,500           08/26/2005              14.8000
      BUY                   2,300           09/01/2005              14.8639
      BUY                   8,500           09/02/2005              14.9183
      BUY                   3,200           09/06/2005              15.0538
      BUY                   1,800           09/07/2005              15.0784
      BUY                   1,900           09/08/2005              15.0270
      BUY                   7,200           09/09/2005              15.0672
      BUY                     700           09/12/2005              15.0800
      BUY                   2,700           09/13/2005              15.0150

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 42 of 56 Pages
----------------------                                    ----------------------

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

      BUY                   2,800           09/14/2005              15.0120
      BUY                   7,500           09/15/2005              14.9593
      BUY                   7,500           09/16/2005              15.0117
      BUY                   4,600           09/19/2005              15.0312
      BUY                   2,900           09/20/2005              14.9950
      BUY                     900           09/21/2005              14.8200
      BUY                   4,900           09/23/2005              14.7289
      BUY                  14,100           09/26/2005              14.7718
      BUY                   9,000           09/27/2005              14.7278
      BUY                   5,000           09/28/2005              14.7736
      BUY                  18,800           09/29/2005              14.8024
      BUY                   4,300           09/30/2005              14.8791
      BUY                  11,400           10/03/2005              14.8815
      BUY                   3,900           10/04/2005              14.9148
      BUY                   4,900           11/28/2005              15.3016
      BUY                  33,600           12/06/2005              15.4380
      BUY                  16,800           12/14/2005              15.5710
      BUY                  10,000           12/15/2005              15.6000
      BUY                  15,000           12/19/2005              13.9237
      BUY                  15,900           12/20/2005              13.8789
      BUY                  44,700           12/22/2005              13.9216
      BUY                  38,600           12/23/2005              13.9458
      BUY                  10,000           02/24/2006              14.5574
      BUY                  11,000           02/27/2006              14.5810
      BUY                  19,300           02/28/2006              14.4738
      BUY                   4,900           03/06/2006              14.3557
      BUY                   3,500           03/07/2006              14.3000
      BUY                   4,900           03/08/2006              14.3306
      BUY                   5,500           03/09/2006              14.3435
      BUY                  11,600           03/10/2006              14.4103
      BUY                   6,500           03/13/2006              14.4392
      BUY                  10,100           03/14/2006              14.5647
      BUY                  14,600           03/15/2006              14.5917

                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
      BUY                  14,700           08/11/2005              15.0082
      BUY                  29,500           08/12/2005              14.9681
      BUY                  27,700           08/15/2005              15.0278
      BUY                  15,300           08/16/2005              15.0041
      BUY                   4,700           08/17/2005              14.9187
      BUY                   4,400           08/19/2005              14.8952
      BUY                  35,100           08/22/2005              14.9075
      BUY                  34,100           08/23/2005              14.9085

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 43 of 56 Pages
----------------------                                    ----------------------

   Transaction          Quantity               Date               Price ($)
------------------  -----------------  --------------------   ------------------

      BUY                  21,400           08/25/2005              14.8486
      BUY                   6,200           08/29/2005              14.8031
      BUY                  12,100           08/30/2005              14.7507
      BUY                  22,000           08/31/2005              14.8283
      BUY                   9,100           09/01/2005              14.8639
      BUY                  33,900           09/02/2005              14.9183
      BUY                  12,800           09/06/2005              15.0538
      BUY                   7,100           09/07/2005              15.0784
      BUY                   7,700           09/08/2005              15.0270
      BUY                   7,200           09/09/2005              15.0672
      BUY                  10,900           09/13/2005              15.0150
      BUY                   7,300           09/14/2005              15.0120
      BUY                  19,200           09/15/2005              14.9593
      BUY                  19,300           09/16/2005              15.0117
      BUY                  11,700           09/19/2005              15.0312
      BUY                   7,600           09/20/2005              14.9950
      BUY                   2,500           09/21/2005              14.8200
      BUY                  12,600           09/23/2005              14.7289
      BUY                  36,100           09/26/2005              14.7718
      BUY                  23,300           09/27/2005              14.7278
      BUY                  12,700           09/28/2005              14.7736
      BUY                  48,400           09/29/2005              14.8024
      BUY                  10,900           09/30/2005              14.8791
      BUY                  29,300           10/03/2005              14.8815
      BUY                  10,000           10/04/2005              14.9148
      BUY                   4,300           11/23/2005              15.2323
      BUY                   3,300           11/25/2005              15.2879
      BUY                  45,500           12/07/2005              15.3289
      BUY                  40,600           12/08/2005              15.3110
      BUY                   1,300           12/13/2005              15.5154
      BUY                  16,800           12/14/2005              15.5710
      BUY                  10,100           12/15/2005              15.6000
      BUY                  17,500           12/19/2005              13.9236
      BUY                  15,900           12/20/2005              13.8789

                                ARTHUR D. LIPSON
      BUY                  1,000            12/20/2005              15.4200

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 44 of 56 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                              CONSENTS OF NOMINEES

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 45 of 56 Pages
----------------------                                    ----------------------

                                ARTHUR D. LIPSON
                           C/O WESTERN INVESTMENT LLC
                      2855 E. COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                   June 27, 2006

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532
Attn:  Corporate Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee in the notice  provided by Arthur D. Lipson of his  intention to nominate the  undersigned as a Trustee of First Trust Value Line(R)  Dividend
Fund ("First  Trust") at the 2006 annual meeting of  shareholders,  or any other
meeting  of   shareholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,  reschedulings or continuations  thereof (the "Annual  Meeting"),
(ii) being named as a nominee in any proxy  statement filed by Mr. Lipson and/or his  affiliates  in  connection  with the  solicitation  of  proxies  or written consents  for  election  of the  undersigned  at the Annual  Meeting,  and (iii)
serving as a Trustee of First Trust if elected at the Annual Meeting.

                                                  Very truly yours,

                                                  /s/ Arthur D. Lipson

                                                  Arthur D. Lipson

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 46 of 56 Pages
----------------------                                    ----------------------

                                MATTHEW S. CROUSE
                           C/O WESTERN INVESTMENT LLC
                      2855 E. COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                   June 27, 2006

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532
Attn:  Corporate Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee in the notice  provided by Arthur D. Lipson of his  intention to nominate the  undersigned as a Trustee of First Trust Value Line(R)  Dividend
Fund ("First  Trust") at the 2006 annual meeting of  shareholders,  or any other
meeting  of   shareholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,  reschedulings or continuations  thereof (the "Annual  Meeting"),
(ii) being named as a nominee in any proxy  statement filed by Mr. Lipson and/or his  affiliates  in  connection  with the  solicitation  of  proxies  or written consents  for  election  of the  undersigned  at the Annual  Meeting,  and (iii)
serving as a Trustee of First Trust if elected at the Annual Meeting.

                                                  Very truly yours,

                                                  /s/ Matthew S. Crouse

                                                  Matthew S. Crouse

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 47 of 56 Pages
----------------------                                    ----------------------

                                JAMES R. MERCHANT
                        BENCHMARK PLUS MANAGEMENT, L.L.C.
                             820 A STREET, SUITE 700
                            TACOMA, WASHINGTON 98402

                                                                   June 27, 2006

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532
Attn:  Corporate Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee in the notice  provided by Arthur D. Lipson of his  intention to nominate the  undersigned as a Trustee of First Trust Value Line(R)  Dividend
Fund ("First  Trust") at the 2006 annual meeting of  shareholders,  or any other
meeting  of   shareholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,  reschedulings or continuations  thereof (the "Annual  Meeting"),
(ii) being named as a nominee in any proxy  statement filed by Mr. Lipson and/or his  affiliates  in  connection  with the  solicitation  of  proxies  or written consents  for  election  of the  undersigned  at the Annual  Meeting,  and (iii)
serving as a Trustee of First Trust if elected at the Annual Meeting.

                                                  Very truly yours,

                                                  /s/ James R. Merchant

                                                  James R. Merchant

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 48 of 56 Pages
----------------------                                    ----------------------

                                 ROBERT FERGUSON
                        BENCHMARK PLUS MANAGEMENT, L.L.C.
                             820 A STREET, SUITE 700
                            TACOMA, WASHINGTON 98402

                                                                   June 27, 2006

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532
Attn:  Corporate Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee in the notice  provided by Arthur D. Lipson of his  intention to nominate the  undersigned as a Trustee of First Trust Value Line(R)  Dividend
Fund ("First  Trust") at the 2006 annual meeting of  shareholders,  or any other
meeting  of   shareholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,  reschedulings or continuations  thereof (the "Annual  Meeting"),
(ii) being named as a nominee in any proxy  statement filed by Mr. Lipson and/or his  affiliates  in  connection  with the  solicitation  of  proxies  or written consents  for  election  of the  undersigned  at the Annual  Meeting,  and (iii)
serving as a Trustee of First Trust if elected at the Annual Meeting.

                                                  Very truly yours,

                                                  /s/ Robert Ferguson

                                                  Robert Ferguson

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 49 of 56 Pages
----------------------                                    ----------------------

                                  PHILIP COOPER
                               55 OLD BEDFORD ROAD
                          LINCOLN, MASSACHUSETTS 01773

                                                                   June 27, 2006

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532
Attn:  Corporate Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee in the notice  provided by Arthur D. Lipson of his  intention to nominate the  undersigned as a Trustee of First Trust Value Line(R)  Dividend
Fund ("First  Trust") at the 2006 annual meeting of  shareholders,  or any other
meeting  of   shareholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,  reschedulings or continuations  thereof (the "Annual  Meeting"),
(ii) being named as a nominee in any proxy  statement filed by Mr. Lipson and/or his  affiliates  in  connection  with the  solicitation  of  proxies  or written consents  for  election  of the  undersigned  at the Annual  Meeting,  and (iii)
serving as a Trustee of First Trust if elected at the Annual Meeting.

                                                  Very truly yours,

                                                  /s/ Philip Cooper

                                                  Philip Cooper

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 50 of 56 Pages
----------------------                                    ----------------------

                                    EXHIBIT B

                                BROKERAGE REPORTS

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 51 of 56 Pages
----------------------                                    ----------------------

                                    EXHIBIT C

                            SCHEDULE 13D, AS AMENDED

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 52 of 56 Pages
----------------------                                    ----------------------

                     JOINT FILING AND SOLICITATION AGREEMENT

          WHEREAS,  certain  of the  undersigned  are  shareholders,  direct  or beneficial, of First Trust Value Line(R) Dividend Fund, a Massachusetts business trust ("First Trust");

          WHEREAS,  Western  Investment  LLC  ("Western  Investment"),   Western
Investment Hedged Partners LP, Western Investment Total Return Master Fund Ltd.,
Western Investment Activism Partners LLC, Benchmark Plus Institutional Partners,
L.L.C.,  Benchmark Plus  Management  L.L.C.,  Benchmark  Plus Partners,  L.L.C.,
Paradigm  Partners,  N.W.,  Inc.,  Arthur D. Lipson,  Matthew S.  Crouse,  Scott
Franzblau, Michael Dunmire, Robert Ferguson, James R. Merchant and Philip Cooper
wish to form a group  for the  purpose  of  voting  in favor  of and  soliciting proxies  or  written  consents  in favor of the  election  of Arthur D.  Lipson,
Matthew S. Crouse, Robert Ferguson,  James R. Merchant and Philip Cooper, or any
other person(s)  nominated by Arthur D. Lipson (the "Nominees"),  as Trustees of
First Trust at the 2006 annual meeting of  shareholders  of First Trust,  or any other  meeting  of  shareholders  held in lieu  thereof,  and any  adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting") and taking all other action necessary to achieve the foregoing;

NOW, IT IS AGREED, this 27th day of June 2006 by the parties hereto:

     1.   In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange
          Act of 1934, as amended,  each of the undersigned  (collectively,  the
          "Group")  agrees  to the  joint  filing  on  behalf of each of them of statements  on Schedule  13D with respect to the  securities  of First
          Trust to the extent required under  applicable  securities  laws. Each member  of the  Group  shall  be  responsible  for  the  accuracy  and completeness of his/its own disclosure therein.

     2.   So long as this Agreement is in effect,  each of the undersigned shall provide written notice to Olshan  Grundman Frome  Rosenzweig & Wolosky
          LLP ("Olshan") of (i) any of their purchases or sales of securities of
          First  Trust or (ii) any  securities  of First  Trust  over which they acquire or dispose of beneficial  ownership.  Notice shall be given no later than 24 hours after each such transaction.

     3.   Each of the  undersigned  agrees to form the Group for the  purpose of voting in favor of and soliciting proxies or written consents in favor of the election of the  Nominees at the Annual  Meeting and taking all other action necessary to achieve the foregoing.

     4.   Western  Investment agrees to bear all expenses incurred in connection with the Group's activities, including expenses incurred by any of the parties  in a  solicitation  of proxies  or  written  consents  by the
          members  of  the  Group  in  connection   with  the  Annual   Meeting.
          Notwithstanding  the  foregoing,   Western  Investment  shall  not  be
          required  to  reimburse  any  party  for  (i)  out-of-pocket  expenses incurred by a party in the aggregate in excess of $250 without Western
          Investment's prior written approval; (ii) the value of the time of any party;  (iii) legal fees incurred without Western  Investment's  prior written approval; or (iv) the costs of any counsel, other than Olshan, employed  in  connection  with any  pending or  threatened  litigation without Western Investment's prior written approval.

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 53 of 56 Pages
----------------------                                    ----------------------

     5.   The relationship of the parties hereto shall be limited to carrying on the  business  of the  Group  in  accordance  with  the  terms of this
          Agreement.  Such relationship  shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing  herein shall be construed to authorize  any party to act as an agent for any other party,  or to create a joint  venture or partnership, or to constitute an indemnification. Nothing herein shall restrict  any party's  right to purchase or sell  securities  of First
          Trust,  as  he/it  deems  appropriate,  in  his/its  sole  discretion, provided  that  all  such  sales  are  made  in  compliance  with  all applicable securities laws.

     6.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together,  shall constitute but one and the same instrument,  which may be sufficiently  evidenced by one counterpart.

     7.   In the event of any  dispute  arising  out of the  provisions  of this
          Agreement,  the parties  hereto  consent  and submit to the  exclusive jurisdiction of the Federal and State Courts in the State of New York.

     8.   Any  party  hereto  may  terminate  his/its   obligations  under  this
          Agreement at any time on 24 hours written notice to all other parties, with a copy  by fax  to  Steven  Wolosky  at  Olshan,  Fax  No.  (212)
          451-2222.

     9.   Each party  acknowledges that Olshan shall act as counsel for both the
          Group and Western Investment.

                            [Signature page follows]

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 54 of 56 Pages
----------------------                                    ----------------------

          IN WITNESS  WHEREOF,  the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                WESTERN INVESTMENT LLC

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Sole Member

                                WESTERN INVESTMENT HEDGED PARTNERS LP

                                By: Western Investment LLC,
                                Its General Partner

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

                                By: Western Investment LLC,
                                Its Investment Manager

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                By: Western Investment LLC,
                                Its Managing Member

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                /s/ Arthur D. Lipson
                                ------------------------------------------------
                                ARTHUR D. LIPSON

                                /s/ Matthew S. Crouse
                                ------------------------------------------------
                                MATTHEW S. CROUSE

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 55 of 56 Pages
----------------------                                    ----------------------

                                BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                                By: Benchmark Plus Management, L.L.C.,
                                Its Managing Member

                                By: /s/ Scott Franzblau
                                    --------------------------------------------
                                Name: Scott Franzblau
                                Title: Managing Member

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: Managing Member

                                By: /s/  Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Managing Member

                                BENCHMARK PLUS MANAGEMENT, L.L.C.

                                By: /s/ Scott Franzblau
                                    --------------------------------------------
                                Name: Scott Franzblau
                                Title: Managing Member

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: Managing Member

                                By: /s/  Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Managing Member

                                BENCHMARK PLUS PARTNERS, L.L.C.

                                By: Paradigm Partners, N.W., Inc.
                                Its Managing Member

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: Principal

                                By: /s/  Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Principal

                                PARADIGM PARTNERS, N.W., INC.

                                By: /s/ Robert Ferguson
                                    --------------------------------------------
                                Name: Robert Ferguson
                                Title: Principal

                                By: /s/  Michael Dunmire
                                    --------------------------------------------
                                Name: Michael Dunmire
                                Title: Principal

----------------------                                    ----------------------
CUSIP No. 33735A100                   13D                    Page 56 of 56 Pages
----------------------                                    ----------------------

                                /s/ Robert Ferguson
                                ------------------------------------------------
                                ROBERT FERGUSON

                                /s/ Scott Franzblau
                                ------------------------------------------------
                                SCOTT FRANZBLAU

                                /s/  Michael Dunmire
                                ------------------------------------------------
                                MICHAEL DUNMIRE

                                /s/ James R. Merchant
                                ------------------------------------------------
                                JAMES R. MERCHANT

                                /s/ Philip Cooper
                                ------------------------------------------------
                                PHILIP COOPER